Exhibit 99.1

Date:	February 10, 2010
Contact:	Gregory P. Sargen
Vice President & CFO
Phone:	201-804-3055
Email:	gregory.sargen@cambrex.com
Release:	Immediate

CAMBREX REPORTS FOURTH QUARTER AND FULL YEAR 2009 RESULTS

East Rutherford, NJ – February 10, 2010 – Cambrex Corporation (NYSE: CBM) reports fourth quarter results for the period ended December 31, 2009.

Highlights

-
Reported sales decreased by 9.9%, and excluding the impact of foreign currency, sales decreased 15.8% compared to fourth quarter 2008.  For the full year 2009, reported sales decreased 5.3%, and decreased 1.2% excluding the impact of foreign currency.

-
EBITDA was $9.4 million in the fourth quarter 2009 compared to Adjusted EBITDA of $10.5 million in the same quarter last year.  For the full year 2009, EBITDA was $47.1 million compared to Adjusted EBITDA of $47.7 million in 2008.  See the reconciling table at the end of this release.

-	Debt, net of cash was $68.5 million at the end of fourth quarter 2009, a reduction of $10.2 million during the quarter and a reduction of $22.9 million for the year.

-	Provision for Income Taxes includes a $5.3 million expense in the fourth quarter 2009 related to an ongoing audit of a European subsidiary.

-	Net Loss was $2.8 million in the fourth quarter 2009 compared with $1.0 million for the fourth quarter 2008. Net Income was $10.4 million for the full year 2009 compared to $7.9 million in 2008.

Fourth Quarter 2009 Operating Results

Fourth quarter 2009 sales of $58.7 million were 9.9% lower than the fourth quarter 2008.  Excluding a 5.9% favorable impact of foreign exchange, reflecting a weaker U.S. dollar, sales decreased 15.8%.  The decrease is primarily due to lower volumes of an active pharmaceutical ingredient (“API”) that utilizes the Company’s polymeric drug delivery technology, lower sales of two APIs manufactured under long-term supply agreements and lower custom development revenues, all due to the timing of orders throughout 2009.  Volumes of a feed additive for which a contract expired earlier in 2009 were also lower.  Partially offsetting these decreases were increased generic revenues resulting from improved order patterns.

Fourth quarter 2009 Gross Margin increased to 24.7% of sales from 24.2% during the fourth quarter 2008, with foreign currency unfavorably impacting gross margin by 0.6% in the fourth quarter 2009.  Cost reductions, and to a lesser extent, positive product mix, were the main drivers of the higher margins.  This was partially offset by lower pricing of generic APIs and lower volumes of an API manufactured under a long-term supply agreement.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Selling, General and Administrative Expenses in the fourth quarter 2009 were $8.8 million compared to $9.0 million in the same period last year.  The decrease is a result of lower personnel costs and professional fees at the corporate headquarters and the benefit of the termination of certain postretirement benefits partially offset by higher legal fees, higher expenses at the Company’s manufacturing sites and an unfavorable impact of foreign currency.

Research and Development Expenses increased to $2.0 million in the fourth quarter 2009 from $1.6 million in the fourth quarter 2008 due to higher costs related to the development of new products and technologies.

Operating Profit increased to $3.7 million in the fourth quarter 2009 from $1.8 million in the fourth quarter 2008.  Excluding Restructuring Expenses and Strategic Alternative Costs of $3.3 million recorded in 2008, Operating Profit decreased $1.4 million quarter over quarter.  EBITDA was $9.4 million, or 16.0% of sales, compared to Adjusted EBITDA of $10.5 million, or 16.0% of sales last year.

The Provision for Income Taxes totaled $5.7 million in the fourth quarter 2009 compared to $1.1 million in the fourth quarter 2008.  Provision for Income Taxes includes a $5.3 million expense in the fourth quarter 2009 related to an ongoing audit of a European subsidiary.  The Company’s effective tax rates have been and are expected to remain highly sensitive to the geographic mix of income due to the Company’s inability to recognize tax benefits where there has been a recent history of losses, primarily in the U.S.

Net Loss for the fourth quarter 2009 was $2.8 million or $0.09 per share compared to $1.0 million or $0.03 per share in the fourth quarter 2008.

Capital expenditures and depreciation for the fourth quarter 2009 were $2.9 million and $5.7 million compared to $7.3 million and $4.9 million in the fourth quarter 2008, respectively.  The decrease in capital expenditures is largely due to fourth quarter 2008 spending on two large capital projects for which the majority of work has since been completed.

Steven M. Klosk, President and Chief Executive Officer, said, “We are pleased to finish 2009 at the high end of our prior earnings guidance, with just over $47 million in EBITDA.  We successfully managed working capital and expense levels throughout the business and reduced net debt by nearly $23 million during the year.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

“As we entered 2009 the macro-economy suggested a conservative approach that led us to focus on reducing costs and maximizing cash flow.  While the outlook for the economy appears to have stabilized as we start 2010, our smaller customers continue to face a difficult funding environment and pricing pressures continue to exist in most product categories.  The 2010 forecasts for certain of our larger products are lower than we expected, and in some cases lower than 2009, for a variety of reasons.  We renegotiated an extension of an important contract for certain drug delivery products during the fourth quarter, and made price and volume concessions in order to maintain the majority of the share of this business over the next three years.  These are key factors contributing to our guidance of flat to lower sales and profits for 2010.

“We have opportunities to grow revenues through the advancement of projects in our pipeline of late stage development products, within our controlled substances and drug delivery categories and through the launch of new generic APIs.  However, we are convinced that we need to invest more aggressively, both internally and externally, in niche markets, novel technologies, and new geographies that generate sustainable growth.  Of course, we will continue to identify ways to further reduce costs and increase cash flow as we focus on growing the business.”

Guidance

The Company currently expects that sales for 2010, excluding the impact of foreign currency, will be between a decline of 5% and an increase of 1% versus 2009.  Full year 2010 EBITDA is currently expected to be between $41 and $47 million.

For 2010, capital expenditures are expected to be approximately $12 to $15 million and depreciation is expected to be $22 to $24 million.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the 2009 Form 10-K is filed with the SEC.

Basis of Reporting

The Company has provided a reconciliation from adjusted and other non-GAAP amounts to GAAP amounts at the end of this press release.  Management believes that this basis of reporting provides a more meaningful representation of the Company’s historical operating results for the periods presented due to the magnitude and nature of certain recorded expenses in prior years.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Conference Call and Webcast

The Conference Call to discuss fourth quarter 2009 results will begin at 8:30 a.m. Eastern Time on Thursday, February 11, 2010 and last approximately 45 minutes.  Those wishing to participate should call 1-888-634-4003 for domestic and +1-706-634-6653 for international.  Please use the pass code 54652678 and call approximately 10 minutes prior to start time.  A webcast is available from the Investors section on the Cambrex website located at www.cambrex.com and can be accessed for 30 days following the conference call.  A telephone replay of the conference call will be available through Thursday, February 18, 2010 by calling 1-800-642-1687 for domestic and +1-706-645-9291 for international.  Please use the pass code 54652678 to access the replay.

Forward Looking Statements

This document may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under The Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding expected performance, especially expectations with respect to sales, research and development expenditures, earnings per share, capital expenditures, acquisitions, divestitures, collaborations, or other expansion opportunities.  These statements may be identified by the fact that they use words such as “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions in connection with any discussion of future financial and operating performance.  Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout the Company’s public filings.  Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations including, but not limited to, global economic trends, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation and regulations (particularly environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation disclosed in the Company’s public filings, the Company’s ability to satisfy the continued listing standards of the New York Stock Exchange, changes in foreign exchange rates,  uncollectible receivables, loss on disposition of assets, cancellation or delays in renewal of contracts, lack of suitable raw materials or packaging materials, the Company’s ability to receive regulatory approvals for its products and other factors described under the caption “Risk Factors That May Affect Future Results” in the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2009.  Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.  New factors emerge from time to time and it is not possible for the Company to predict which will arise.  In addition, the Company cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

For further details and a discussion of these and other risks and uncertainties, investors are cautioned to review the Cambrex 2008 Annual Report on Form 10-K, including the Forward-Looking Statement section therein, and other filings with the U.S. Securities and Exchange Commission.  The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

About Cambrex

Cambrex provides products and services to accelerate the development and commercialization of small molecule therapeutics including APIs, advanced intermediates, enhanced drug delivery, and other products for branded and generic pharmaceuticals.  The Company currently employs approximately 850 people worldwide.  For more information, please visit www.cambrex.com.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statement of Profit and Loss
For the Quarters Ended December 31, 2009 and 2008
(in thousands)

	2009		2008
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$58,709	100.0%	$65,178	100.0%
Allowances and Rebates	779	1.3%	962	1.5%
Net Sales	57,930	98.7%	64,216	98.5%

Other Revenues	(63)	-0.1%	(83)	-0.1%

Net Revenues	57,867	98.6%	64,133	98.4%

Cost of Goods Sold	43,353	73.9%	48,365	74.2%

Gross Profit	14,514	24.7%	15,768	24.2%

Operating Expenses
Selling, General and Administrative Expenses	8,822	15.0%	9,010	13.9%
Research and Development Expenses	2,005	3.4%	1,645	2.5%
Restructuring Expenses	-	0.0%	3,226	4.9%
Strategic Alternative Costs	-	0.0%	107	0.2%
Total Operating Expenses	10,827	18.4%	13,988	21.5%

Operating Profit	3,687	6.3%	1,780	2.7%

Other Expenses/(Income):
Interest Expense, net	1,224	2.1%	1,366	2.1%
Other (Income)/Expense, net	(502)	-0.9%	295	0.5%

Income Before Income Taxes	2,965	5.1%	119	0.1%

Provision for Income Taxes	5,733	9.8%	1,069	1.6%

Net Loss	$(2,768)	-4.7%	$(950)	-1.5%

Loss per Share of Common Stock
Basic	$(0.09)		$(0.03)
Diluted	$(0.09)		$(0.03)

Weighted Average Shares Outstanding
Basic	29,286		29,175
Diluted	29,286		29,175

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statement of Profit and Loss
For the Twelve Months Ended December 31, 2009 and 2008
(in thousands)

	2009		2008
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$236,277	100.0%	$249,618	100.0%
Allowances and Rebates	1,402	0.6%	2,099	0.8%
Net Sales	234,875	99.4%	247,519	99.2%

Other Revenues	(325)	-0.1%	1,709	0.6%

Net Revenues	234,550	99.3%	249,228	99.8%

Cost of Goods Sold	164,272	69.6%	175,485	70.3%

Gross Profit	70,278	29.7%	73,743	29.5%

Operating Expenses
Selling, General and Administrative Expenses	35,711	15.0%	40,521	16.2%
Research and Development Expenses	7,929	3.4%	7,590	3.0%
Restructuring Expenses	-	0.0%	4,695	1.9%
Strategic Alternative Costs	-	0.0%	1,515	0.6%
Total Operating Expenses	43,640	18.4%	54,321	21.7%

Operating Profit	26,638	11.3%	19,422	7.8%

Other Expenses/(Income):
Interest Expense, net	4,634	2.0%	3,668	1.5%
Other (Income)/Expense, net	(641)	-0.3%	754	0.3%

Income Before Income Taxes	22,645	9.6%	15,000	6.0%

Provision for Income Taxes	12,253	5.2%	7,071	2.8%

Net Income	$10,392	4.4%	$7,929	3.2%

Earnings per Share of Common Stock
Basic	$0.36		$0.27
Diluted	$0.36		$0.27

Weighted Average Shares Outstanding
Basic	29,241		29,116
Diluted	29,267		29,161

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Reconciliation of GAAP to non-GAAP Results
For the Quarters and Twelve Months Ended December 31, 2009 and 2008
(in thousands)

	Fourth Quarter 2009	Fourth Quarter 2008

Operating Profit, as Reported	$3,687	$1,780

Depreciation and Amortization	5,731	4,940

Strat. Alt. & Restructuring Expenses*	-	3,333

CEO Retirement**	-	408

Adjusted EBITDA	$9,418	$10,461

	Twelve Months 2009	Twelve Months 2008

Operating Profit, as Reported	$26,638	$19,422

Depreciation and Amortization	20,505	21,055

Strat. Alt. & Restructuring Expenses*	-	6,210

CEO Retirement**	-	1,040

Adjusted EBITDA	$47,143	$47,727

*  During 2008, the Company incurred expenses related to restructuring activities and strategic alternative expenses pursuant to the sale of its Bioproducts and Biopharma businesses in February 2007 and for the consolidation of the New Jersey R&D facility.  These costs are identified within the 2008 income statement and have been excluded from the calculation of certain profit measurements, including Adjusted EBITDA for 2008.

**  During 2008, the Company incurred expenses related to the retirement of its former CEO. These costs are included within Selling, General and Administrative Expenses and have been excluded from the calculation of certain profit measurements, including Adjusted EBITDA for 2008.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Consolidated Balance Sheet
As of  December 31, 2009 and 2008
(in thousands)

	December 31,	December 31,
Assets	2009	2008

Cash and Cash Equivalents	$52,365	$32,540
Trade Receivables, net	32,025	36,685
Inventories, net	58,369	61,133
Prepaid Expenses and Other Current Assets	6,654	8,798
Total Current Assets	149,413	139,156

Property, Plant and Equipment, net	161,149	161,500
Goodwill	36,360	35,374
Other Non-Current Assets	4,593	5,042

Total Assets	$351,515	$341,072

Liabilities and Stockholders' Equity

Accounts Payable	$17,038	$19,700
Accrued Expenses and Other Current Liabilities	38,013	45,080
Total Current Liabilities	55,051	64,780

Long-term Debt	120,800	123,800
Deferred Tax Liabilities	17,305	16,138
Accrued Pension and Postretirement Benefits	40,963	44,165
Other Non-Current Liabilities	14,126	17,403

Total Liabilities	$248,245	$266,286

Stockholders’ Equity	$103,270	$74,786

Total Liabilities and Stockholders’ Equity	$351,515	$341,072

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

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